Exhibit 5.1

CONYERS DILL & PEARMAN 29th Floor One Exchange Square 8 Connaught Place Central Hong Kong T +852 2524 7106 | F +852 2845 9268 conyers.com

26 August 2026

Matter No.: 1019175/114073919
852 2842 9530
Richard.hall@conyers.com

CBAK Energy Technology Limited

CBAK Industrial Park, Meigui Street

Huayuankou Economic Zone

Dalian City, Liaoning Province

People’s Republic of China 116450

Dear Sirs,

Re: CBAK Energy Technology Limited (the “Company”)

We have acted as special legal counsel in the Cayman Islands to the Company in connection with a registration statement on form F-3 (the “Registration Statement”, which term does not include any other document or agreement whether or not specifically referred to therein or attached as an exhibit or schedule thereto) as amended and filed with the U.S. Securities and Exchange Commission (the “Commission”), relating to the shelf registration under the U.S. Securities Act of 1933, as amended, (the “Securities Act”) of up to US$500,000,000 of the Company’s (i) ordinary shares, par value US$0.001 each (“Ordinary Shares”, which term includes any Ordinary Shares to be issued pursuant to the conversion, exchange or exercise of any other Securities), (ii) preferred shares, par value US$0.001 each (“Preferred Shares”) (iii) debt securities of the Company, in one or more series (“Debt Securities”), (iv) warrants of the Company to purchase the Ordinary Shares in one or more series (“Warrants”), and (v) units comprised of one or more of the Ordinary Shares, Preferred Shares, Warrants, or any combination thereof (“Units”, together with the Warrants and the Debt Securities but excluding any Ordinary Shares or Preferred Shares forming part of a Unit, the “non-Equity Securities”, and collectively with the Ordinary Shares and the Preferred Shares, the ”Securities”) described in the Registration Statement in any combination.

1.	DOCUMENTS REVIEWED

For the purposes of giving this opinion, we have examined the following document:

1.1.	a copy of the Registration Statement.

The document listed in item 1.1 above is herein sometimes referred to as the “Document” (which term does not include any other instrument or agreement whether or not specifically referred to therein or attached as an exhibit or schedule thereto).

We have also reviewed copies of:

1.2.	a copy of the Memorandum and Articles of Association of the Company, each certified by the secretary of the Company on 26 August 2026;

Partners: Piers J. Alexander, Crystal C. Au-Yeung, Christopher W. H. Bickley, Beverly Y. Cheung, Anna W. T. Chong, Angie Y. Y. Chu, Alexander T. Doyle, Vivien C. S. Fung, Richard J. Hall, Norman Hau, Wynne Lau, Ryan A. McConvey, Wesley D. O’Brien, Teresa F. Tsai, Flora K. Y. Wong

Consultant: David M. Lamb

BERMUDA | BRITISH VIRGIN ISLANDS | CAYMAN ISLANDS

1.3.	resolutions in writing signed by all the directors of the Company and dated 26 August 2026 (the “Resolutions”);

1.4.	a certificate of good standing issued by the Registrar of Companies of the Cayman Islands and dated 20 August 2026 (the “Certificate Date”); and

1.5.	such other documents and made such enquiries as to questions of law as we have deemed necessary in order to render the opinion set forth below.

2.	ASSUMPTIONS

We have assumed:

2.1.	the genuineness and authenticity of all signatures and the conformity to the originals of all copies (whether or not certified) examined by us and the authenticity and completeness of the originals from which such copies were taken;

2.2.	that where a document has been examined by us in draft form, it will be or has been executed in the form of that draft, and where a number of drafts of a document have been examined by us all changes thereto have been marked or otherwise drawn to our attention;

2.3.	the capacity, power and authority of each of the parties to the definitive agreements relating to the non-Equity Securities (the “Non-Equity Securities Agreements”), other than the Company, to enter into and perform its respective obligations under the Non-Equity Securities Agreements;

2.4.	the due execution and delivery of the Non-Equity Securities Agreements by each of the parties thereto, other than the Company, and the physical delivery thereof by the Company with an intention to be bound thereby;

2.5.	the accuracy and completeness of all factual representations made in the Registration Statement and other documents reviewed by us;

2.6.	that the Resolutions were passed at one or more duly convened, constituted and quorate meetings or by unanimous written resolutions, remain in full force and effect and have not been rescinded or amended;

2.7.	that there is no provision of the law of any jurisdiction, other than the Cayman Islands, which would have any implication in relation to the opinions expressed herein;

2.8.	that on the date of allotment (where applicable) and issuance of any Securities the Company is, and after any such allotment and issuance the Company is and will be able to, pay its debts;

2.9.	that the applicable purchase, underwriting, or similar agreement and any other agreement or other document relating to any Securities to be offered and sold will be valid and binding in accordance with its terms pursuant to its governing law;

2.10.	that neither the Company nor any of its shareholders is a sovereign entity of any state and none of them is a subsidiary direct or indirect of any sovereign entity or state;

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2.11.	that the Company will issue the Securities in furtherance of its objects as set out in its memorandum of association;

2.12.	that the memorandum and articles of association of the Company will not be amended in any manner that would affect the opinions expressed herein;

2.13.	that the Company will have sufficient authorised shares available to issue under its memorandum of association to effect the issue of any Ordinary Shares or Preferred Shares (as the case may be) at the time of issuance, whether as a principal issue or on the conversion, exchange or exercise of any non-Equity Securities;

2.14.	the Company has not taken any action to appoint a restructuring officer;

2.15.	that the form and terms of any and all non-Equity Securities, the issuance and sale of any Securities by the Company, and the Company’s incurrence and performance of its obligations thereunder or in respect thereof (including, without limitation, its obligations under any related agreement, indenture or supplement thereto) in accordance with the terms thereof will not violate the memorandum and articles of association of the Company nor any applicable law, regulation, order or decree in the Cayman Islands;

2.16.	that no invitation has been or will be made by or on behalf of the Company to the public in the Cayman Islands to subscribe for any Securities;

2.17.	that all necessary corporate action will be taken to authorise and approve any issuance of Securities, the terms of any Preferred Shares, the terms of the offering thereof and related matters, and that the applicable definitive purchase, underwriting or similar agreement, will be duly approved, executed and delivered by or on behalf of the Company and all other parties thereto;

2.18.	that the non-Equity Securities to be offered and sold will be valid and binding in accordance with their terms pursuant to the applicable governing law;

2.19.	that the issuance and sale of and payment for the Securities will be in accordance with the applicable purchase, underwriting or similar agreement duly approved by the board of directors of the Company and/or where so required, the shareholders of the Company and the Registration Statement (including the prospectus set forth therein and any applicable supplement thereto);

2.20.	that, upon the issue of any Ordinary Shares or Preferred Shares (as the case may be), the Company will receive consideration for the full issue price thereof which shall be equal to at least the par value thereof; and

2.21.	the validity and binding effect under the laws of the United States of America of the Registration Statement and that the Registration Statement will be duly filed with the Commission.

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3.	QUALIFICATIONS

3.1.	The obligations of the Company under in connection with any offer, issuance and sale of any Securities:

(a)	will be subject to the laws from time to time in effect relating to bankruptcy, insolvency, liquidation, possessory liens, rights of set off, reorganisation, amalgamation, merger, consolidation, moratorium, bribery, corruption, money laundering, terrorist financing, proliferation financing or any other laws or legal procedures, whether of a similar nature or otherwise, generally affecting the rights of creditors as well as applicable international sanctions;

(b)	will be subject to statutory limitation of the time within which proceedings may be brought;

(c)	will be subject to general principles of equity and, as such, specific performance and injunctive relief, being equitable remedies, may not be available;

(d)	may not be given effect to by a Cayman Islands court, whether or not it was applying the foreign laws, if and to the extent they constitute the payment of an amount which is in the nature of a penalty;

(e)	in the case of any applicable purchase, underwriting, or similar agreement and any other agreement or other document relating to the issue of any Ordinary Shares (as the case may be), may be subject to the Common Law rules that damages against the Company are only available where the purchaser of such Ordinary Shares (as the case may be) rescinds such agreement; and

(f)	may not be given effect by a Cayman Islands court to the extent that they are to be performed in a jurisdiction outside the Cayman Islands and such performance would be illegal under the laws of that jurisdiction. Notwithstanding any contractual submission to the exclusive or non-exclusive jurisdiction of specific courts, a Cayman Islands court has inherent discretion to stay or allow proceedings in the Cayman Islands against the Company under the Document if there are other proceedings in respect of the Document simultaneously underway against the Company in another jurisdiction.

3.2.	We express no opinion as to the enforceability of any provision of the Document which provides for the payment of a specified rate of interest on the amount of a judgment after the date of judgment or which purports to fetter the statutory powers of the Company.

3.3.	We express no opinion with respect to the issuance of Ordinary Shares (as the case may be) pursuant to any provision of the Document that purports to obligate the Company to issue Ordinary Shares (as the case may be) following the commencement of a winding up or liquidation.

3.4.	We have made no investigation of and express no opinion in relation to the laws of any jurisdiction other than the Cayman Islands. This opinion is to be governed by and construed in accordance with the laws of the Cayman Islands and is limited to and is given on the basis of the current law and practice in the Cayman Islands. This opinion is issued solely for the purposes of the filing of the Registration Statement and the issuance of the Ordinary Shares by the Company and is not to be relied upon in respect of any other matter.

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4.	OPINION

On the basis of and subject to the foregoing, we are of the opinion that:

4.1.	The Company is duly incorporated and existing under the laws of the Cayman Islands and, based on the Certificate of Good Standing, is in good standing as at the Certificate Date. Pursuant to the Companies Act (the “Act”), a company is deemed to be in good standing if all fees and penalties under the Act have been paid and the Registrar of Companies has no knowledge that the Company is in default under the Act.

4.2.	Upon the due issuance of any Ordinary Shares or Preferred Shares, and payment of the consideration therefor, such Ordinary Shares or Preferred Shares, as the case may be, will be validly issued, fully paid and non-assessable (which term when used herein means that no further sums are required to be paid by the holders thereof in connection with the issue thereof).

4.3.	Upon the due issuance of any non-Equity Securities by the Company and payment of the consideration therefor, such non-Equity Securities will be validly issued and constitute legal, valid and binding obligations of the Company in accordance with the terms thereof.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the references to our firm under the captions “Legal Matters” and “Enforceability of Civil Liabilities” in the Prospectus forming a part of the Registration Statement. In giving such consent, we do not hereby admit that we are experts within the meaning of Section 11 of the Securities Act or that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the Rules and Regulations of the Commission promulgated thereunder.

Yours faithfully,

/s/ Conyers Dill & Pearman

Conyers Dill & Pearman

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